Investor Contacts:
Reed Nolte
212-852-7092 | rnolte@21cf.com

Mike Petrie
212-852-7130 | mpetrie@21cf.com

Press Contact:
Nathaniel Brown
212-852-7746 | nbrown@21cf.com

21st Century Fox America, Inc. Extends Exchange Offer with Respect to 3.375% Senior Notes due
2026 and 4.750% Senior Notes due 2046

NEW YORK, NY, March 23, 2017 — 21st Century Fox America, Inc. (the “Issuer”), a wholly-owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox”), today announced that it has extended until April 6, 2017 at 5:00 p.m., New York City time, the expiration date of its offer to exchange (i) up to $450,000,000 of its 3.375% Senior Notes due 2026 for an equal amount of its privately placed 3.375% Senior Notes due 2026 (CUSIP Nos. 90131H CA1 and U88803 AF5) issued on November 18, 2016 (the “3.375% Original Notes”) and (ii) up to $400,000,000 of its 4.750% Senior Notes due 2046 for an equal amount of its privately placed 4.750% Senior Notes due 2046 (CUSIP Nos. 90131H CC7 and U88803 AG3) issued on November 18, 2016 (the “4.750% Original Notes”). The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on March 22, 2017. As of 5:00 p.m., New York City time, on March 22, 2017, approximately $442,919,000 in aggregate principal amount of the 3.375% Original Notes and $400,000,000 in aggregate principal amount of the 4.750% Original Notes had been tendered and not withdrawn.

The terms of the exchange offer and other information relating to the Issuer are set forth in the prospectus dated February 22, 2017. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York Mellon, which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon’s address, telephone and facsimile number are as follows:

The Bank of New York Mellon
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Dacia Brown-Jones
Telephone: (315) 417-3349
Facsimile Transmission: (732) 667-9408

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic, STAR India, 28 local television stations in the U.S. and more than 350 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 22 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.